
#3
Foreign Private Issuer
Corporation

<u>After Negotiations concluded, the following arrangement were agreed upon by both parties:</u>

Foreign Private Issuer will offer/sell $15,000.00 of securities (at minimum price of $1.00 per security) to the Corporation in exchange for equal value relating to real property, personal property, services and/or products.


#4
Foreign Private Issuer
Received securities in the amount of $15,000.00 from the Foreign Private Issuer, for equal value regarding real property, personal property, services and/or products
Equal Exchange
Received real Property, personal property, services and/or products from the Corporation, for equal value ($15,000.00) regarding said securities
Corporation

Both Parties accepted said offer; hence initiated an "equal Exchange" in securities and real property, personal property, services and/or products in the amount of $15,000.00.

This concludes said scenario transaction.

<u>Securities Details</u>

The class of securities mentioned herein annexed is under the Seal(s) of the State(s) of Florida, evidenced by United States of America Department of State Certificate No. 24059050-1 which is also attached to Certificate No. 10536749 and Security No. 109-1982-083699; and that such Seal(s) is/are entitled to Full Faith and Credit as stated on Certificate No. 25059050-1.. Said class of securities is accompanied with Standard Form 28- Affidavit of Individual Surety, Standard Form 1416- Payment Bond for other than Construction Contracts, and Standard From 1418- Performance Bond for other than Construction Contracts. The surety to the attached bonds is an instrumentality of the United States evidenced by United States Statutes At Large; Public Law 101-647-Nov. 29, 1990; 104 Stat- Page 4935 § 3002(15)(c)- Instrumentality. Said affidavit is made to include the United States of America to accept said Instrumentality as surety on the attached bond. Hence, the Private Treasury is in complete control of said instrumentality. All non-judicial records or books kept in regards to said class of securities; in any public office of any state, Territory, or Possession of the United States, or copies thereof, shall be proved or admitted in any court or office in any other state, Territory, or Possession of the United States. The Security is governed by the following United States Statutes At Larges: Sealing of Instruments; Record made in regular course of business; Government records and papers; copies; State and Territorial non-Judicial records; full Faith and credit; Concealment, Removal, or Mutilation Generally; **evidenced by United States Statutes At Large: PUBLIC LAWS—CH. 338- JULY 30,1947; 61 STAT. [H.R. 1565][Public Law 278]- Page 636; § 114; PUBLIC LAWS—CH. 646- JUNE 25,1948; 62 STAT. [H.R. 3214] [Public Law 773] – Page(s) 945, 946,947 §§ 1732, 1733, 1739; PUBLIC LAWS-CH.645- JUNE 25,1948; 80TH CONG., 2D SESS. 62 STAT- Page 795, § 2071; Public Law 101-510; June 25, 1948, Ch. 645, 62 Stat. 698, § 285; Amendment(s) 1994-Public Law 103-322.**